Filed pursuant to Rule 424(b)(3)
Registration No. 333-236885

PROSPECTUS

L3Harris Technologies, Inc.

Offer to Exchange

All of the outstanding restricted 4.950% Senior Notes due 2021 Issued on July 2, 2019
For newly issued and registered 4.950% Senior Notes due 2021

All of the outstanding restricted 3.850% Senior Notes due 2023 Issued on July 2, 2019
For newly issued and registered 3.850% Senior Notes due 2023

All of the outstanding restricted 3.950% Senior Notes due 2024 Issued on July 2, 2019
For newly issued and registered 3.950% Senior Notes due 2024

All of the outstanding restricted 3.850% Senior Notes Due 2026 Issued on July 2, 2019
For newly issued and registered 3.850% Senior Notes due 2026

All of the outstanding restricted 4.400% Senior Notes Due 2028 Issued on July 2, 2019
For newly issued and registered 4.400% Senior Notes due 2028

On July 2, 2019, we issued $500,875,000 in aggregate principal amount of 4.950% Senior Notes due 2021, $740,871,000 in aggregate principal amount of 3.850% Senior Notes due 2023, $326,529,000 in aggregate principal amount of 3.950% Senior Notes due 2024, $534,777,000 in aggregate principal amount of 3.850% Senior Notes due 2026 and $917,994,000 in aggregate principal amount of 4.400% Senior Notes due 2028. We refer to these outstanding Senior Notes collectively as the “Original Notes.” We are offering to exchange newly issued and registered senior notes, which we refer to as the “Exchange Notes,” for all of the issued and outstanding Original Notes. We refer to these offers as the “Exchange Offers.”

The Exchange Notes will have substantially identical terms to the Original Notes, except that the Exchange Notes will be registered under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and the transfer restrictions, registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes.

Each series of Exchange Notes will be part of the same corresponding series of the Original Notes and will be issued under the same base indenture. The Exchange Notes will be exchanged for Original Notes of the corresponding series in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offers.

The Exchange Offers expire at 5:00 p.m. New York City time on May 1, 2020, unless extended, which we refer to as the “Expiration Date.” You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offers.

We do not intend to list the Exchange Notes on any securities exchange or any automated quotation system.

Investing in our Exchange Notes involves risks. See “Risk Factors” on page 9 of this prospectus for a discussion of certain factors you should consider in connection with the exchange offers and an investment in the exchange notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 31, 2020.

We have not authorized anyone to provide you with information other than the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement or other offering material filed or provided by us. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or a prospectus supplement or any such other offering material is accurate as of any date other than the date on the front of this prospectus or such prospectus supplement or any such other offering material, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

Some of the information that you may want to consider in deciding whether to participate in the Exchange Offers is not included in this prospectus, but rather is “incorporated by reference” herein or therein from certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus is considered part of this prospectus, except for any information that is updated or superseded, and contains important business and financial information. We incorporate by reference in this prospectus the following documents filed by us with the SEC (Commission File No. 001-03863):

•	our Transition Report on Form 10-KT for the fiscal transition period ended January 3, 2020;
•	our Definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Shareholders (solely those portions that were incorporated by reference into Part III of our Transition Report on Form 10-KT for the fiscal transition period ended January 3, 2020); and
•	our Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof) filed with the SEC on July 1, 2019 (Date of Report June 28, 2019) (first of two reports filed on July 1, 2019), on September 11, 2019 (Date of Report September 11, 2019), on February 4, 2020 (Date of Report February 4, 2020) (second of two reports filed on February 4, 2020), on March 4, 2020 (Date of Report March 4, 2020) (first of three reports filed on March 4, 2020), on March 4, 2020 (Date of Report March 4, 2020) (second of three reports filed on March 4, 2020), on March 4, 2020 (Date of Report March 4, 2020) (third of three reports filed on March 4, 2020) and on March 13, 2020 (Date of Report March 13, 2020).

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the end of the offering of the Exchange Notes under this prospectus, shall also be deemed to be incorporated by reference herein from the date of filing of such documents and reports, and will update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus.

We will provide without charge to each person to whom this prospectus has been delivered, including any beneficial owner of Exchange Notes offered under this prospectus, upon the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or this prospectus. You should direct any such requests to us at the following address:

L3Harris Technologies, Inc.
1025 West NASA Boulevard
Melbourne, Florida 32919
Attention: Secretary

You may also request such documents by calling our Secretary at (321) 727-9100.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or to the documents incorporated by reference therein, each such statement being qualified in all material respects by such reference.

Any statement made in a document incorporated by reference or deemed incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” and accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website (http://www.sec.gov).

We maintain an Internet website at https://www.l3harris.com. We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. We do not intend for information contained on or accessible through our website to be part of this prospectus, other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by their use of forward-looking terminology, such as “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements include, but are not limited to: our plans, strategies and objectives for future operations; new products, systems, technologies, services or developments; future economic conditions, performance or outlook; future political conditions; expectations regarding U.S. Government demand for our products and services; the outcome of contingencies; the potential level of share repurchases, dividends or pension contributions; potential acquisitions or divestitures; the value of contract awards and programs; expected cash flows or capital expenditures; our beliefs or expectations; activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future; and assumptions underlying any of the foregoing.

These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We caution readers not to rely on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following:

•	We depend on U.S. Government customers for a significant portion of our revenue, and the loss of these relationships, a reduction in U.S. Government funding or a change in U.S. Government spending priorities could have an adverse impact on our business, financial condition, results of operations and cash flows.
•	We depend significantly on U.S. Government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. The termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business, financial condition, results of operations and cash flows.
•	The U.S. Government’s budget deficit and the national debt, as well as any inability of the U.S. Government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows.
•	We could be negatively impacted by a security breach, through cyber attack, cyber intrusion, insider threats or otherwise, or other significant disruption of our IT networks and related systems or of those we operate for certain of our customers.
•	Our ability to successfully manage ongoing business and organizational changes could impact our business results.

•	Our results of operations and cash flows are substantially affected by our mix of fixed-price, cost-plus and time-and-material type contracts. In particular, our fixed-price contracts could subject us to losses in the event of cost overruns or a significant increase in inflation.
•	We use estimates in accounting for many of our programs, and changes in our estimates could adversely affect our future financial results.
•	We derive a significant portion of our revenue from international operations and are subject to the risks of doing business internationally, including fluctuations in currency exchange rates.
•	The level of returns on defined benefit plan assets, changes in interest rates and other factors could affect our financial condition, results of operations and cash flows in future periods.
•	We may not be successful in obtaining the necessary export licenses to conduct certain operations abroad, and Congress and the Executive Branch may prevent proposed sales to certain foreign governments.
•	Disputes with our subcontractors or the inability of our subcontractors to perform, or our key suppliers to timely deliver our components, parts or services, could cause our products, systems or services to be produced or delivered in an untimely or unsatisfactory manner.
•	Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents or business partners.
•	Our future success will depend on our ability to develop new products, systems, services and technologies that achieve market acceptance in our current and future markets.
•	We participate in markets that are often subject to uncertain economic conditions, which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures.
•	We cannot predict the consequences of future geo-political events, but they may adversely affect the markets in which we operate, our ability to insure against risks, our operations or our profitability.
•	Strategic transactions, including mergers, acquisitions and divestitures, involve significant risks and uncertainties that could adversely affect our business, financial condition, results of operations and cash flows.
•	The outcome of litigation or arbitration in which we are involved from time to time is unpredictable, and an adverse decision in any such matter could have a material adverse effect on our financial condition, results of operations and cash flows.
•	We are subject to government investigations, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects.
•	Third parties have claimed in the past and may claim in the future that we are infringing directly or indirectly upon their intellectual property rights, and third parties may infringe upon our intellectual property rights.
•	Our commercial aviation products, systems and services business (a portion of L3 Technologies, Inc.’s business prior to the L3Harris Merger (as defined below)) is affected by global demand and economic factors that could negatively impact our financial results.
•	We face certain significant risk exposures and potential liabilities that may not be covered adequately by insurance or indemnity.
•	Changes in our effective tax rate may have an adverse effect on our results of operations.
•	Our level of indebtedness and our ability to make payments on or service our indebtedness and our unfunded defined benefit plans liability may adversely affect our financial and operating activities or our ability to incur additional debt.
•	A downgrade in our credit ratings could materially adversely affect our business.
•	Unforeseen environmental issues could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	We have significant operations in locations that could be materially and adversely impacted in the event of a natural disaster or other significant disruption.
•	Changes in future business or other market conditions could cause business investments and/or recorded goodwill or other long-term assets to become impaired, resulting in substantial losses and write-downs that would adversely affect our results of operations.
•	We must attract and retain key employees, and any failure to do so could seriously harm us.
•	Some of our workforce is represented by labor unions, so our business could be harmed in the event of a prolonged work stoppage.
•	We may fail to realize all of the anticipated benefits of the L3Harris Merger or those benefits may take longer to realize than expected. We may also encounter significant difficulties in integrating the businesses.
•	Certain business uncertainties arising from the L3Harris Merger could adversely affect our businesses and operations.
•	We have incurred and will incur direct and indirect costs as a result of the L3Harris Merger.

The following also may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements: the items identified under “Risk Factors” in this prospectus; risk factors relating to L3Harris that are incorporated by reference in this prospectus from L3Harris’ Transition Report on Form 10-KT for the fiscal transition period ended January 3, 2020 under the heading “Risk Factors”; and risk factors included in other filings we may make from time to time with the SEC.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus, including the documents incorporated by reference, and as described under “Description of the Exchange Notes.” Because this is a summary, it does not contain all the information that may be important to you. We urge you to read carefully this entire prospectus, as well as the documents incorporated by reference, including the “Risk Factors” section.

L3Harris

L3Harris Technologies, Inc. (“L3Harris”), together with its subsidiaries, is an agile global aerospace and defense technology innovator, delivering end-to-end solutions that meet customers’ mission-critical needs, with approximately 50,000 employees and customers in 130 countries. We provide advanced defense and commercial technologies across air, land, sea, space and cyber domains.

On October 12, 2018, L3Harris, formerly known as Harris Corporation (“Harris”), entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with L3 Technologies, Inc. (“L3”) and Leopard Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Harris (“Merger Sub”). On June 29, 2019, upon the terms set forth in the Merger Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, Merger Sub merged with and into L3 (the “L3Harris Merger”). At the effective time of the L3Harris Merger, the separate corporate existence of Merger Sub ceased, and L3 continued its existence under Delaware law as the surviving corporation in the L3Harris Merger and a direct wholly-owned subsidiary of Harris, which was renamed “L3Harris Technologies, Inc.” upon the consummation of the L3Harris Merger.

We structure our operations primarily around the products, systems and services we sell and the markets we serve. We implemented a new organizational structure effective as of June 29, 2019, which resulted in changes to our operating segments, which are also our reportable segments and are referred to as our business segments:

•	Integrated Mission Systems, including multi-mission intelligence, surveillance and reconnaissance and communication systems; integrated electrical and electronic systems for maritime platforms; and advanced electro-optical and infrared solutions;
•	Space and Airborne Systems, including space payloads, sensors and full-mission solutions; classified intelligence and cyber defense; avionics; and electronic warfare;
•	Communication Systems, including tactical communications; broadband communications; integrated vision solutions; and public safety; and
•	Aviation Systems, including defense aviation products; security, detection and other commercial aviation products; commercial and military pilot training; and air traffic management.

Background to the Exchange Offers

In connection with the L3Harris Merger, on May 30, 2019, we commenced offers to (i) “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) and (ii) persons that are outside the United States and that are non-“U.S. persons” (within the meaning of Regulation S under the Securities Act), not European Economic Area retail investors and not located in Canada, to exchange (the “private debt exchange offers”) any and all outstanding 4.950% Senior Notes due 2021, 3.850% Senior Notes due 2023, 3.950% Senior Notes due 2024, 3.850% Senior Notes due 2026 and 4.400% Senior Notes due 2028 issued by L3 for up to $3.35 billion aggregate principal amount of new notes issued by L3Harris and cash.

On July 2, 2019, we settled the private debt exchange offers and we issued $3,021,046,000 in aggregate principal amount of Original Notes, consisting of $500,875,000 in aggregate principal amount of 4.950% Senior Notes due 2021 (the “Original 4.950% 2021 Notes”), $740,871,000 in aggregate principal amount of 3.850% Senior Notes due 2023 (the “Original 3.850% 2023 Notes”), $326,529,000 in aggregate principal amount of 3.950% Senior Notes due 2024 (the “Original 3.950% 2024 Notes”), $534,777,000 in aggregate principal amount of 3.850% Senior Notes due 2026 (the “Original 3.850% 2026 Notes”) and $917,994,000 in aggregate principal amount of 4.400% Senior Notes due 2028 (the “Original 4.400% 2028 Notes”). We refer to the Original 4.950% 2021 Notes, the Original 3.850% 2023 Notes, the Original 3.950% 2024 Notes, the Original 3.850% 2026 Notes and the Original 4.400% 2028 Notes collectively as the “Original Notes.”

In connection with the issuance of the Original Notes, we entered into a registration rights agreement with the dealer managers in the private debt exchange offers pursuant to which we agreed to use commercially reasonable efforts to complete registered exchange offers for the Original Notes within 365 days after July 2, 2019.

Change in Fiscal Year

Through fiscal 2019, our fiscal years ended on the Friday nearest June 30. Commencing June 29, 2019, our fiscal year ends on the Friday nearest December 31, and the period that commenced on June 29, 2019 was a fiscal transition period that ended on January 3, 2020.

Recent Developments

On February 4, 2020, we entered into a definitive agreement under which we will sell our Security & Detection Systems and MacDonald Humfrey Automation solutions (our “Airport Security and Automation Business”) to Leidos Holding, Inc., for $1 billion in cash, subject to customary purchase price adjustments as set forth in the definitive agreement. The sale transaction is conditioned on customary closing conditions, including receipt of regulatory approvals. We expect the sale transaction to close in mid-2020; however, there can be no assurances that the conditions will be satisfied (or waived, if applicable) or that closing will occur in mid-2020 or at all. We intend to use the proceeds from the sale of our Airport Security and Automation Business to repurchase shares of our common stock. Our Airport Security and Automation Business solutions are used by the aviation and transportation industries, regulatory and customs authorities, government and law enforcement agencies, and commercial and other high-security facilities. The decision to divest our Airport Security and Automation Business represented a significant milestone in our strategic priority to reshape our portfolio and focus our resources on core technologies following the L3Harris Merger.

Corporate Information

L3Harris Technologies, Inc. was incorporated in Delaware in 1926 as the successor to three companies founded in the 1890s. Our principal executive offices are located at 1025 West NASA Boulevard, Melbourne, Florida 32919, and our telephone number is (321) 727-9100. Our common stock is listed on the New York Stock Exchange under the symbol “LHX.”

The Exchange Offers

The following is a brief summary of certain terms of the Exchange Offers. It may not contain all the information that is important to you. For additional information regarding the Exchange Offers and the Exchange Notes, see “The Exchange Offers” and “Description of the Exchange Notes.”

The Exchange Offers
We are offering to exchange up to $3,021,046,000 aggregate principal amount of newly issued and registered Exchange Notes, consisting of:
•	$500,875,000 aggregate principal amount of newly issued and registered 4.950% Senior Notes due 2021 (the “Exchange 4.950% 2021 Notes”) for an equal principal amount of our outstanding Original 4.950% 2021 Notes;
•	$740,871,000 aggregate principal amount of newly issued and registered 3.850% Senior Notes due 2023 (the “Exchange 3.850% 2023 Notes”) for an equal principal amount of our outstanding Original 3.850% 2023 Notes;
•	$326,529,000 aggregate principal amount of newly issued and registered 3.950% Senior Notes due 2024 (the “Exchange 3.950% 2024 Notes”) for an equal principal amount of our outstanding Original 3.950% 2024 Notes;
•	$534,777,000 aggregate principal amount of newly issued and registered 3.850% Senior Notes due 2026 (the “Exchange 3.850% 2026 Notes”) for an equal principal amount of our outstanding Original 3.850% 2026 Notes; and
•	$917,994,000 aggregate principal amount of newly issued and registered 4.400% Senior Notes due 2028 (the “Exchange 4.400% 2028 Notes”) for an equal principal amount of our outstanding Original 4.400% 2028 Notes.

We refer to the Exchange 4.950% 2021 Notes, the Exchange 3.850% 2023 Notes, the Exchange 3.950% 2024 Notes, the Exchange 3.850% 2026 Notes and the Exchange 4.400% 2028 Notes collectively as the “Exchange Notes.”

The terms of each series of Exchange Notes are identical to those of the corresponding series of Original Notes in all material respects, except that the transfer restrictions, registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. Each series of Exchange Notes will be of the same class as the corresponding series of outstanding Original Notes. Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers.

Purpose of Exchange Offers
The Exchange Notes are being offered to satisfy our obligations under the registration rights agreement entered into at the time we issued and sold the Original Notes, which we refer to as the “registration rights agreement.”

Subject to limited exceptions, after the Exchange Offers are complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any of the Original Notes that you do not exchange or to pay you the additional interest we agreed to pay to holders of Original Notes if we failed to timely complete the Exchange Offers.

Denominations
The Exchange Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No tender of Original Notes will be accepted if it results in the issuance of less than $2,000 principal amount of Exchange Notes. If, pursuant to the Exchange Offers, a tendering holder would otherwise be entitled to receive a principal amount of Exchange Notes that is not equal to $2,000 or an integral multiple of $1,000 in excess thereof, such principal amount will be rounded down to the nearest $2,000 or integral multiple of $1,000 in excess thereof, and such holder will receive pursuant to the Exchange Offers this rounded principal amount of Exchange Notes plus cash equal to the principal amount of Exchange Notes not received as a result of rounding down.
Expiration Date; Withdrawal of Tenders; Return of Original Notes Not Accepted for Exchange
The Exchange Offers will expire at 5:00 p.m., New York City time, on May 1, 2020, or on a later date and time to which we extend them. We refer to such date and time as the “Expiration Date.” Tenders of Original Notes in the Exchange Offers may be withdrawn at any time prior to the Expiration Date. We will exchange the Exchange Notes for validly tendered Original Notes promptly following the Expiration Date. We refer to such date of exchange as the Exchange Date. Any Original Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offers.
Procedures for Tendering Original Notes
Each holder of Original Notes wishing to participate in the Exchange Offers whose Original Notes are held by a custodial entity, such as a commercial bank, broker, dealer, trust company or other nominee, must instruct that custodial entity to tender its Original Notes on its behalf pursuant to the procedures of that custodial entity. Please ensure that you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their commercial bank, broker, dealer, custodian, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for their instruction.

If your Original Notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus. You must also mail or otherwise deliver the letter of transmittal, or a manually executed facsimile of the letter of transmittal, together with the Original Notes and any other required documents, to the Exchange Agent at its address listed on the back cover of the letter of transmittal. Custodial entities that are participants in The Depository Trust Company (“DTC”) must tender Original Notes through DTC’s Automated Tender Offer Program, or “ATOP,” by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

Consequences of Failure to Exchange the Original Notes
You will continue to hold Original Notes, which will remain subject to their existing transfer restrictions, if you do not validly tender your Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Original Notes after we consummate the Exchange Offers, and we will have no obligation to pay you the additional interest we agreed to pay to holders of Original Notes if we failed to timely complete the Exchange Offers. See “The Exchange Offers—Terms of the Exchange Offers” and “The Exchange Offers—Consequences of Failure To Exchange.”
Conditions to the Exchange Offers
The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Original Notes of any series being tendered or accepted for exchange. The Exchange Offers are subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offers—Conditions to the Exchange Offers.”
Exchange Agent
The Bank of New York Mellon Trust Company, N.A.
Accounting Treatment
We will not recognize any gain or loss for accounting related to the exchange offers. We will record the expenses of the exchange offers as incurred. See “The Exchange Offers—Accounting Treatment”.
United States Federal Income Tax Considerations
Your exchange of an Original Note for an Exchange Note of the corresponding series will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations.”
Risk Factors
You should consider carefully the risk factors beginning on page 9 of this prospectus before deciding whether to participate in the Exchange Offers.

The Exchange Notes

The following summary contains basic information about the Exchange Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Exchange Notes, please refer to “Description of the Exchange Notes.”

Issuer
L3Harris Technologies, Inc., a Delaware corporation.
Securities Offered
Up to $3,021,046,000 aggregate principal amount of Exchange Notes, consisting of up to $500,875,000 aggregate principal amount of the Exchange 4.950% 2021 Notes, up to $740,871,000 aggregate principal amount of the Exchange 3.850% 2023 Notes, up to $326,529,000 aggregate principal amount of the Exchange 3.950% 2024 Notes, up to $534,777,000 aggregate principal amount of the Exchange 3.850% 2026 Notes and up to $917,994,000 aggregate principal amount of the Exchange 4.400% 2028 Notes.
Maturity Dates
The Exchange 4.950% 2021 Notes will mature on February 15, 2021. The Exchange 3.850% 2023 Notes will mature on June 15, 2023. The Exchange 3.950% 2024 Notes will mature on May 28, 2024. The Exchange 3.850% 2026 Notes will mature on December 15, 2026. The Exchange 4.400% 2028 Notes will mature on June 15, 2028.
Interest Payment Dates
We will pay interest on the Exchange 4.950% 2021 Notes on February 15 and August 15 of each year, commencing on August 15, 2020. We will pay interest on the Exchange 3.850% 2023 Notes on June 15 and December 15 of each year, commencing on June 15, 2020 (if the Exchange Date occurs before that date and otherwise on December 15, 2020). We will pay interest on the Exchange 3.950% 2024 Notes on May 28 and November 28 of each year, commencing on May 28, 2020 (if the Exchange Date occurs before that date and otherwise on November 28, 2020). We will pay interest on the Exchange 3.850% 2026 Notes on June 15 and December 15 of each year, commencing on June 15, 2020 (if the Exchange Date occurs before that date and otherwise on December 15, 2020). We will pay interest on the Exchange 4.400% 2028 Notes on June 15 and December 15 of each year, commencing on June 15, 2020 (if the Exchange Date occurs before that date and otherwise on December 15, 2020).
Interest Rates
The Exchange 4.950% 2021 Notes will bear interest at 4.950% per annum. The Exchange 3.850% 2023 Notes will bear interest at 3.850% per annum. The Exchange 3.950% 2024 Notes will bear interest at 3.950% per annum. The Exchange 3.850% 2026 Notes will bear interest at 3.850% per annum. The Exchange 4.400% 2028 Notes will bear interest at 4.400% per annum.
Optional Redemption
We may redeem, at our option, the Exchange Notes of any series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under the caption “Description of the Exchange Notes—Optional Redemption.”

Change of Control Offer
If we experience a “change of control” (as defined in “Description of the Exchange Notes―Repurchase Upon Change of Control Repurchase Event”), we may be required to offer to purchase the Exchange Notes from holders. See “Description of the Exchange Notes―Repurchase Upon Change of Control Repurchase Event.”
Certain Covenants
The Indenture (as defined in “Description of the Exchange Notes”) governing the Exchange Notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens and enter into sale and leaseback transactions with respect to principal properties. See “Description of the Exchange Notes—Certain Covenants.”
Ranking
The Exchange Notes will be the senior unsecured obligations of L3Harris, will rank equally with all other senior unsecured debt of L3Harris, including all other unsubordinated notes issued under the Indenture from time to time outstanding, and will be structurally subordinated to the secured and unsecured debt of L3Harris’ subsidiaries. The Exchange Notes will be exclusively L3Harris’ obligation, and not the obligation of any of its subsidiaries. L3Harris’ rights and the rights of any holder of the Exchange Notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that L3Harris may be a creditor with recognized claims against the subsidiary. See “Description of the Exchange Notes—Ranking.”
Form and Denomination
The Exchange Notes of each series will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
DTC Eligibility
The Exchange Notes of each series will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Description of the Exchange Notes—Book-Entry System.”
Same Day Settlement
Beneficial interests in the Exchange Notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.
No Listing of the Exchange Notes
We do not intend to apply to list the Exchange Notes on any securities exchange or to have the Exchange Notes quoted on any automated quotation system.
Governing Law
The Exchange Notes and the Indenture are governed by the laws of the State of New York.
Trustee, Registrar and Paying Agent
The Bank of New York Mellon Trust Company, N.A.

Risk Factors
See “Risk Factors” and other information in this prospectus for a discussion of factors that should be carefully considered by holders of Original Notes before tendering their Original Notes in the Exchange Offers in exchange for the Exchange Notes.

RISK FACTORS

The terms of each series of Exchange Notes are identical in all material respects to those of the corresponding series of Original Notes, except that the transfer restrictions, registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. Before making a decision regarding the Exchange Offers, you should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus, including the information in Part I, Item 1A, “Risk Factors,” in our most recent Transition Report on Form 10-KT and subsequent filings made with the SEC and incorporated by reference in this prospectus, before making an investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Related to the Exchange Offers

If you fail to exchange your Original Notes, they will continue to be restricted securities and will likely become less liquid.

Original Notes that you do not tender, or we do not accept, will, following the Exchange Offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue Exchange Notes in exchange for Original Notes of the corresponding series pursuant to the Exchange Offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers—Procedures for Tendering” and “The Exchange Offers—Conditions to the Exchange Offers.” These procedures and conditions include timely receipt by the Exchange Agent of a confirmation of book-entry transfer of the Original Notes being tendered and an agent’s message from DTC.

Because we anticipate that all or substantially all holders of Original Notes will elect to exchange their Original Notes in these Exchange Offers, we expect that the market for any Original Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the Original Notes of the applicable series outstanding. If you do not tender your Original Notes following the Exchange Offers, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes of each series is likely to be adversely affected.

You must follow the appropriate procedures to tender your Original Notes or they will not be exchanged.

The Exchange Notes will be issued in exchange for the Original Notes only after timely receipt by the Exchange Agent of the Original Notes or confirmation of book-entry transfer of the Original Notes being tendered, an agent’s message from DTC and all other required documentation. If you want to tender your Original Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither we nor the Exchange Agent are under any duty to give you notification of defects or irregularities with respect to tenders of Original Notes for exchange. Original Notes that are not tendered or are tendered but not accepted will, following the Exchange Offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the Original Notes in the Exchange Offers to participate in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offers” and “Plan of Distribution” later in this prospectus.

The Exchange Offers may not be consummated.

Each of the Exchange Offers is subject to customary conditions set forth in “The Exchange Offers—Conditions to the Exchange Offers” later in this prospectus. These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offers regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offers. In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original

Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indenture under which the Original Notes were issued under the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

Risks Relating to the Exchange Notes

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding long-term debt, as well as the Exchange Notes.

At January 3, 2020, L3Harris had $6.8 billion in aggregate principal amount of outstanding long-term debt and approximately $1.8 billion of unfunded defined benefit plans liability.

We also have the capacity under our revolving credit facility to incur substantial additional debt. Our level of debt could have important consequences. For example, it could:

•	make it more difficult for us to make payments on our debt;
•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, distributions and other general corporate purposes;
•	increase our vulnerability to adverse economic or industry conditions;
•	limit our ability to obtain additional financing to enable us to react to changes in our business; or
•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable.

The Exchange Notes are structurally subordinated to the liabilities of our subsidiaries.

The Exchange Notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the Exchange Notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Exchange Notes). Consequently, the Exchange Notes will be effectively subordinated to all liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. At January 3, 2020, our subsidiary, L3, had approximately $329 million in aggregate principal amount of outstanding long-term debt.

The Exchange Notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the Exchange Notes.

The Exchange Notes are our unsecured general obligations, ranking equally with other senior unsecured indebtedness. The Indenture governing the Exchange Notes permits us and our subsidiaries to incur additional debt, including secured debt, subject to certain limited covenants. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the Exchange Notes only after all debt secured by those assets has been repaid in full. Holders of the Exchange Notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the Exchange Notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the Exchange Notes and our other unsecured and unsubordinated creditors in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the Exchange Notes then outstanding would remain unpaid.

There are limited covenants in the Indenture governing the Exchange Notes.

The Indenture contains limited covenants, including those restricting our ability and the ability of certain of our subsidiaries to incur certain debt secured by liens and engage in sale and leaseback transactions. The limitations on incurring debt secured by liens and sale and leaseback transactions contain certain exceptions. The covenants in the Indenture do not limit the amount of additional unsecured debt we or our subsidiaries may incur and do not require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows or liquidity. In light of these exceptions, holders of the Exchange Notes may be effectively subordinated to any new debt we may incur.

There is no established public trading market for the Exchange Notes.

The Exchange Notes will constitute a new issue of securities with no established trading market. If a trading market does not develop or is not maintained, holders of Exchange Notes may find it difficult or impossible to resell their notes. If a trading market were to develop, the Exchange Notes may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition and the market for similar securities. There can be no assurance regarding any future development of a trading market for the Exchange Notes or the ability of holders of the Exchange Notes to sell their notes at all or the price at which such holders may be able to sell their notes.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the Exchange Notes.

The market price of the Exchange Notes will be based on a number of factors, including:

•	our ratings with major credit rating agencies;
•	the prevailing interest rates being paid by companies similar to us;
•	our operating results, financial condition, financial performance and future prospects; and
•	the overall condition of the financial and credit markets.

We cannot be sure that credit rating agencies will maintain their ratings on the Exchange Notes. Credit rating agencies continually review their ratings for the companies that they follow, including us, and revise those ratings as they believe warranted. The credit rating agencies also evaluate the aerospace and defense and communications industries as a whole and may change their credit rating for us based on their overall view of our businesses, including the prospects for our major end user markets. A negative change in our credit ratings could have an adverse effect on the price of the Exchange Notes. See “Risk Factors—A downgrade in our credit ratings could materially adversely affect our business.”

In addition, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In the past, there have been significant disruptions in the global economy, including volatile credit and capital market conditions. Fluctuations in these factors or a worsening of market conditions could have an adverse effect on the price of the Exchange Notes.

A downgrade in our credit ratings could materially adversely affect our business.

The credit ratings assigned to our debt securities, including the Exchange Notes, could change based on, among other things, our results of operations, financial condition, mergers, acquisitions or dispositions. These ratings are subject to ongoing evaluation by credit rating agencies, and there can be no assurance that any rating will not be changed or withdrawn by a rating agency in the future.

Moreover, these credit ratings are not recommendations to buy, sell or hold any of our debt securities. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade or have been assigned a negative outlook, would likely increase our borrowing costs and affect our ability to incur new indebtedness or refinance our existing indebtedness, which in turn could have a material adverse effect on our financial condition, results of operations and cash flows and the market value of our common stock and outstanding debt securities.

Our level of indebtedness and our ability to make payments on or service our indebtedness and our unfunded defined benefit plans may adversely affect our financial and operating activities or our ability to incur additional debt.

At January 3, 2020, L3Harris had $6.8 billion in aggregate principal amount of outstanding long-term debt and approximately $1.8 billion of unfunded defined benefit plans liability. In the future we may increase our borrowings; however, our ability to do so will be subject to limitations imposed on us by our debt agreements. Our ability to make payments on and to refinance our indebtedness as well as any future debt that we may incur, and our ability to make contributions to our unfunded defined benefit plans liability, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are not able to repay or refinance our debt as it becomes due or make contributions to our unfunded defined benefit plans liability, we may be forced to sell assets or take other disadvantageous actions, including reducing financing in the future for working capital, capital expenditures and general corporate purposes; reducing our cash dividend rate and/or share repurchases; or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in the defense technology industry could be impaired. The lenders who hold such debt could also accelerate amounts due, which could potentially trigger a default or acceleration of any of our other debt.

Redemption may adversely affect your return on the Exchange Notes.

We have the right to redeem some or all of the Exchange Notes prior to maturity. We may redeem the Exchange Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the Exchange Notes.

We may not be able to repurchase the Exchange Notes upon a change of control.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of the Exchange Notes—Repurchase Upon Change of Control Repurchase Event”) each holder of the Exchange Notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. Substantially all of our other outstanding senior notes have a substantially similar change of control repurchase feature. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the Exchange Notes. Our failure to repurchase the Exchange Notes as required would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the Exchange Notes. See “Description of the Exchange Notes—Repurchase Upon Change of Control Repurchase Event” in this prospectus.

USE OF PROCEEDS

The Exchange Offers are intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of the corresponding series of Original Notes. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

In connection with the offer and sale of the Original Notes, we entered into the registration rights agreement. We are making the Exchange Offers to satisfy our obligations under the registration rights agreement.

Terms of the Exchange Offers

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus, Exchange Notes for an equal principal amount of Original Notes. The terms of each series of Exchange Notes are substantially identical in all material respects to those of the corresponding series of Original Notes, except that the transfer restrictions, registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. Each series of Exchange Notes will be of the same class as the corresponding series of Original Notes. Each series of Exchange Notes will be entitled to the benefits of the Indenture under which the Original Notes were issued. See “Description of the Exchange Notes.” The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Original Notes of any series being tendered or accepted for exchange.

As of the date of this prospectus, $3,021,046,000 aggregate principal amount of Original Notes were outstanding, consisting of $500,875,000 aggregate principal amount of Original 4.950% 2021 Notes, $740,871,000 aggregate principal amount of Original 3.850% 2023 Notes, $326,529,000 aggregate principal amount of Original 3.950% 2024 Notes, $534,777,000 aggregate principal amount of Original 3.850% 2026 Notes, and $917,994,000 aggregate principal amount of Original 4.400% 2028 Notes.

Original Notes may be tendered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who do not tender all of their Original Notes should ensure that they retain a principal amount of Original Notes amounting to at least the minimum denomination equal to $2,000.

The Exchange Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No tender of Original Notes will be accepted if it results in the issuance of less than $2,000 principal amount of Original Notes. If, pursuant to the Exchange Offers, a tendering holder would otherwise be entitled to receive a principal amount of Exchange Notes that is not equal to $2,000 or an integral multiple of $1,000 in excess thereof, such principal amount will be rounded down to the nearest $2,000 or integral multiple of $1,000 in excess thereof, and such holder will receive pursuant to the Exchange Offers this rounded principal amount of Exchange Notes plus cash equal to the principal amount of Exchange Notes not received as a result of rounding down.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offers generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for Exchange Notes pursuant to the Exchange Offers, your Original Notes will continue to be subject to restrictions on transfer.

If any holder of the Original Notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offers, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This prospectus and other relevant materials will be mailed by us to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

Expiration Date; Extensions; Termination; Amendments

The Exchange Offers expire on the Expiration Date, which is 5:00 p.m., New York City time, on May 1, 2020, subject to our right to extend that time and date (which right is subject to applicable law) in our sole discretion (which right is subject to applicable law), in which case the Expiration Date means the latest time and date to which the Exchange Offers are extended. To extend the Expiration Date, we will notify The Bank of New York Mellon Trust Company, N.A., the Exchange Agent, and will make a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The public announcement will include the approximate principal amount of the Original Notes that had been validly tendered and not validly withdrawn. During any extension of the Expiration Date, all Original Notes previously tendered in the extended Exchange Offers will remain subject to such Exchange Offers and may be accepted for exchange by us.

Subject to applicable law, we expressly reserve the right, in our sole discretion and with respect to any or all of the Exchange Offers, to:

•	delay accepting any Original Notes;
•	extend an Exchange Offer or terminate an Exchange Offer and not accept any Original Notes;
•	terminate an Exchange Offer and return all tendered Original Notes to the respective tendering holders; and
•	amend, modify or waive in part or whole, at any time, or from time to time, the terms of an Exchange Offer in any respect, including waiver of any conditions to consummation of an Exchange Offer.

If we exercise any such right, we will give written notice thereof to the Exchange Agent and will make a public announcement thereof as promptly as practicable or as otherwise specified in this prospectus. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination, amendment, modification or waiver of any or all of the Exchange Offers, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release. The minimum period during which any of the Exchange Offers will remain open following material changes in the terms of such Exchange Offer or in the information concerning such Exchange Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. If the terms of the Exchange Offers are amended in a manner determined by us to constitute a material change adversely affecting any holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of such amendment, and we will extend such Exchange Offer for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to holders, if such Exchange Offer would otherwise expire during such time period.

Exchange Date

The Exchange Date is expected to be within three business days after the Expiration Date. We will not be obligated to deliver Exchange Notes unless the applicable Exchange Offer is consummated.

Conditions to the Exchange Offers

Notwithstanding any other provisions of the Exchange Offers, or any extension of the Exchange Offers, we will not be required to accept any Original Notes or issue Exchange Notes and may, in our sole discretion and with respect to any or all of the Exchange Offers, terminate the Exchange Offers, or, at our option, modify, extend or otherwise amend the Exchange Offers, if any of the following conditions have not been satisfied or waived prior to the Expiration Date:

•	no action or event shall have occurred, been threatened, or may occur, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that either:
○	challenges the making of the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any manner, the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers; or
○	in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or impair the contemplated benefits to us of the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers;
•	there shall not have occurred (a) any general suspension of or limitation on trading in securities in the United States securities or financial markets, whether or not mandatory, (b) a material impairment in the general trading market for debt securities in the United States, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory, (d) a material escalation or commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, if the effect of any such event, in our reasonable judgment, makes it impracticable or inadvisable to proceed with the Exchange Offers, (e) any limitation, whether or not mandatory, by any governmental authority on, or other event in our reasonable judgment, having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material adverse change in the securities or financial markets in the United States generally or (g) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, a material acceleration or worsening thereof;

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion, subject to applicable law, prior to the Expiration Date. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, in our sole discretion and with respect to any or all of the Exchange Offers, at any time prior to, or on, as applicable, the Expiration Date:

•	terminate the Exchange Offers and return all tendered Original Notes to the respective tendering holders;
•	modify, extend or otherwise amend the Exchange Offers and retain all tendered Original Notes until the Expiration Date, as extended, subject, however, to any withdrawal rights of holders;
•	accept all Original Notes tendered and not previously validly withdrawn, but not waive the unsatisfied conditions with respect to the Exchange Offers; or
•	waive the unsatisfied conditions with respect to the Exchange Offers and accept all Original Notes validly tendered and not previously validly withdrawn.

In addition, we may amend the terms of any Exchange Offer without amending the terms of any other Exchange Offer. In addition, subject to applicable law, we may in our absolute discretion terminate any or all of the Exchange Offers for any other reason or for no reason.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indenture, under which the Original Notes were issued under the Trust Indenture Act.

Treatment of Original Notes Not Tendered in the Exchange Offers

Original Notes of any series that are not tendered or that are tendered but not accepted will remain outstanding and will continue to be subject to their existing terms immediately following the completion of the corresponding Exchange Offer.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offers described in this prospectus and in the letter of transmittal. The participation in the Exchange Offers by a tendering holder will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Appraisal and Dissenters’ Rights

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers.

Acceptance of Original Notes and Delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offers, the acceptance for exchange of Original Notes validly tendered and not validly withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. On the Exchange Date, the Exchange Notes to be issued in exchange for the Original Notes tendered and accepted in the Exchange Offers will be delivered in book-entry form. For purposes of the Exchange Offers, we will be deemed to have accepted for exchange validly tendered Original Notes when and if we have given written notice to the Exchange Agent. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

The Exchange Agent will act as agent for the tendering holders of each series of Original Notes for the purposes of receiving corresponding series of Exchange Notes from us and causing the Original Notes to be assigned, transferred and exchanged through the DTC system.

If, for any reason, acceptance for exchange of tendered Original Notes, or issuance of Exchanges Notes in exchange for validly tendered Original Notes that have not been validly withdrawn, pursuant to the applicable Exchange Offer is delayed, or we are unable to accept tendered Original Notes for exchange or to issue Exchange Notes in exchange for validly tendered Original Notes that have not been validly withdrawn pursuant to the Exchange Offers, then the Exchange Agent may, nevertheless, on behalf of us, retain the tendered Original Notes, without prejudice to our rights described under “—Expiration Date; Extensions; Termination; Amendments,” and “—Conditions to the Exchange Offers” above and “—Withdrawal Rights” below, but subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Original Notes tendered promptly after the termination or withdrawal of any Exchange Offer, and the tendered Original Notes may not be withdrawn.

Procedures for Tendering

If you wish to participate in the Exchange Offers and your Original Notes are held by a custodial entity such as a commercial bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Original Notes on your behalf pursuant to the procedures of that custodial entity. Please ensure you contact your custodial entity as soon as possible to give them sufficient time to meet your requested deadline. Beneficial owners are urged to appropriately instruct their commercial bank, broker, dealer, custodian, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for their instruction.

To participate in the Exchange Offers, you must either:

•	complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or a facsimile thereof, together with the certificates representing your Original Notes specified in the letter of transmittal, to the Exchange Agent at the address listed in the letter of transmittal, for receipt prior to the Expiration Date; or
•	comply with the ATOP procedures for book-entry transfer described below prior to the Expiration Date.

We and DTC have confirmed that the Exchange Offers are eligible for ATOP with respect to book-entry notes held through DTC. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal (as described below), and any other required documents, must be transmitted to and received by the Exchange Agent prior to the Expiration Date at its address listed in this prospectus. Original Notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message (as described below), is received by the Exchange Agent. There are not any guaranteed delivery procedures applicable to the Exchange Offers.

The method of delivery of Original Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder. You should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to ensure delivery to and receipt by the Exchange Agent prior to the Expiration Date. Do not send the letter of transmittal or any Original Notes to anyone other than the Exchange Agent.

If you are tendering your Original Notes in exchange for Exchange Notes and anticipate delivering your letter of transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold notes custodially through DTC to arrange for receipt of any Exchange Notes to be delivered pursuant to the Exchange Offers and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

If you wish to tender Original Notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Original Notes pursuant to the Exchange Offers; and
•	instruct your nominee to tender all Original Notes you wish to be tendered in the Exchange Offers into the Exchange Agent’s account at DTC prior to the Expiration Date.

Any financial institution that is a nominee of DTC, including Euroclear and Clearstream, must tender Original Notes by effecting a book-entry transfer of Original Notes to be tendered in the Exchange Offers into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the Exchange Offers through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”), tendering Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

If you have any questions or need help in exchanging your Original Notes, please contact the Exchange Agent at the address or telephone numbers set forth below. See “- Exchange Agent.”

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Original Notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the absolute right to waive any defect, irregularity or condition of tender as to particular Original Notes. Our interpretation of the terms and conditions of the Exchange Offers will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the Original Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of the Original Notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give such notification or be under any duty to give such notification. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date of the Exchange Offers.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See “Plan of Distribution.”

Withdrawal Rights

Original Notes tendered pursuant to the Exchange Offers may be withdrawn at any time prior to the Expiration Date.

For a withdrawal of a tender to be effective, a tendering holder may (1) withdraw its acceptance through ATOP or (2) deliver a written or facsimile transmission notice of withdrawal to the Exchange Agent prior to the Expiration Date. The withdrawal notice must:

•	specify the name of the tendering holder of Original Notes;
•	bear a description of the Original Notes to be withdrawn;
•	specify the aggregate principal amount represented by those Original Notes;
•	specify the name and number of the account at DTC to be credited with the withdrawn Original Notes; and
•	be signed by the holder of those Original Notes, including any required signature guarantees, or be accompanied by evidence satisfactory to the Exchange Agent that the person withdrawing the tender has succeeded to the beneficial ownership of those Original Notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Original Notes have been tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

•	a bank;
•	a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;
•	a credit union;
•	a national securities exchange, registered securities association or clearing agency; or
•	a savings association.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offers. Validly withdrawn Original Notes may, however, be re-tendered by again following the procedures described in “—Procedures for Tendering” above prior to the Expiration Date.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A., has been appointed as the Exchange Agent for the Exchange Offers. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus, should be directed to the Exchange Agent addressed as follows:

By Registered, Certified or Regular Mail or Overnight Courier or Hand Delivery:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent
c/o The Bank of New York Mellon
Corporation Corporate Trust
Operations - Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Eric Herr

By Facsimile Transmission (eligible institutions only):
(732) 667-9408

For Information or Confirmation by Telephone or Email:
(315) 414-3362
CT_REORG_UNIT_INQUIRIES@bnymellon.com

Originals of all documents sent by facsimile should be promptly sent to the Exchange Agent by mail, by hand or by overnight delivery service.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offers and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offers. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees and expenses, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offers other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offers will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offers or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offers in any jurisdiction.

Transfer Taxes

If you tender your Original Notes, you will not be obligated to pay any transfer taxes in connection with the Exchange Offers; provided, however, that if the Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if the tendered Original Notes are registered in the name of any person other than the person signing the accompanying letter of transmittal, or if transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the Exchange Offers, the amount of any transfer taxes (whether imposed on the registered holder or any other person) will be payable by the holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes related to the Exchange Offers. We will record the expenses of the Exchange Offers as incurred.

Income Tax Considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject.

The discussion in this prospectus is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, in each case as in effect on the date of this prospectus, all of which are subject to change.

The exchange of an Original Note for an Exchange Note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations” for more information.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offers will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Upon completion of the Exchange Offers, due to the restrictions on transfer of the Original Notes and the absence of similar restrictions applicable to the Exchange Notes, it is highly likely that the market, if any, for Original Notes will be relatively less liquid than the market, if any, for Exchange Notes. Consequently, holders of Original Notes who do not participate in the Exchange Offers could experience significant diminution in the value of their Original Notes compared to the value of the Exchange Notes.

DESCRIPTION OF THE EXCHANGE NOTES

The Exchange Notes will be issued under the Indenture, dated as of September 3, 2003 (the “Indenture”), between L3Harris, as issuer, and The Bank of New York Mellon Trust Company, N.A., as the trustee (the “Trustee”). The Exchange Notes will constitute senior debt securities to be issued under the Indenture.

Because this section is a summary, it does not describe every aspect of the Indenture or the Exchange Notes. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including definitions of certain terms used in the Indenture and the Exchange Notes. You should read the Indenture and, when available, the Exchange Notes, because they contain additional information and they, and not this description, define your rights as a holder of the Exchange Notes. Additionally, copies of the Indenture are available without charge upon request to us at the address provided under “Where You Can Find More Information.” For purposes of this section, references to “L3Harris,” “we,” “us” or “our” include only L3Harris and not any of its subsidiaries.

General

We will initially issue up to $3,021,046,000 aggregate principal amount of Exchange Notes, consisting of up to $500,875,000 aggregate principal amount of the Exchange 4.950% 2021 Notes, up to $740,871,000 aggregate principal amount of the Exchange 3.850% 2023 Notes, up to $326,529,000 aggregate principal amount of the Exchange 3.950% 2024 Notes, up to $534,777,000 aggregate principal amount of the Exchange 3.850% 2026 Notes and up to $917,994,000 aggregate principal amount of the Exchange 4.400% 2028 Notes.

The Exchange 4.950% 2021 Notes will mature on February 15, 2021. The Exchange 3.850% 2023 Notes will mature on June 15, 2023. The Exchange 3.950% 2024 Notes will mature on May 28, 2024. The Exchange 3.850% 2026 Notes will mature on December 15, 2026. The Exchange 4.400% 2028 Notes will mature on June 15, 2028.

The Exchange 4.950% 2021 Notes will accrue interest at a rate per annum equal to 4.950% payable semi-annually in arrears on February 15 and August 15 of each year commencing on August 15, 2020, to the persons in whose names the notes are registered at the close of business on February 1 and August 1, respectively, preceding the interest payment date. Interest on the Exchange 4.950% 2021 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Exchange 3.850% 2023 Notes will accrue interest at a rate per annum equal to 3.850% payable semi-annually in arrears on June 15 and December 15 of each year commencing on June 15, 2020 (if the Exchange Date occurs before that date and otherwise on December 15, 2020), to the persons in whose names the notes are registered at the close of business on June 1 and December 1, respectively, preceding the interest payment date. Interest on the Exchange 3.850% 2023 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Exchange 3.950% 2024 Notes will accrue interest at a rate per annum equal to 3.950% payable semi-annually in arrears on May 28 and November 28 of each year commencing on May 28, 2020 (if the Exchange Date occurs before that date and otherwise on November 28, 2020), to the persons in whose names the notes are registered at the close of business on May 14 and November 14, respectively, preceding the interest payment date. Interest on the Exchange 3.950% 2024 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Exchange 3.850% 2026 Notes will accrue interest at a rate per annum equal to 3.850% payable semi-annually in arrears on June 15 and December 15 of each year commencing on June 15, 2020 (if the Exchange Date occurs before that date and otherwise on December 15, 2020), to the persons in whose names the notes are registered at the close of business on June 1 and December 1, respectively, preceding the interest payment date. Interest on the Exchange 3.850% 2026 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Exchange 4.400% 2028 Notes will accrue interest at a rate per annum equal to 4.400% payable semi-annually in arrears on June 15 and December 15 of each year commencing on June 15, 2020 (if the Exchange Date occurs before that date and otherwise on December 15, 2020), to the persons in whose names the notes are registered at the close of business on June 1 and December 1, respectively, preceding the interest payment date. Interest on the Exchange 4.400% 2028 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

Interest on each series of Exchange Notes will accrue from the last interest payment date on which interest was paid or duly provided for with respect to the applicable series of Original Notes, or, if no interest has been paid or duly provided for, from the date of their original issuance.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, stated maturity date or redemption date.

The Exchange Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders, increase the principal amount of any series of Exchange Notes in the future, on the same terms and conditions, other than the public offering price, original interest accrual date and initial interest payment date, and with the same CUSIP number as such series of Exchange Notes being offered by this prospectus. We will not issue any such additional Exchange Notes of any series unless the additional Exchange Notes are fungible with the series of Exchange Notes being offered hereby for U.S. federal income tax purposes. The Exchange Notes and any additional Exchange Notes of any series subsequently issued under the Indenture will be treated as a single series or class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.

Ranking

The Exchange Notes will be unsecured and unsubordinated obligations of L3Harris, will rank equally in right of payment with all other unsecured and unsubordinated debt of L3Harris, and will be structurally subordinated to the secured and unsecured debt of L3Harris’ subsidiaries. None of our subsidiaries will guarantee the Exchange Notes, and creditors of our subsidiaries will have a prior claim, ahead of the holders of the Exchange Notes, on the assets of those subsidiaries. In addition, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Exchange Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. At January 3, 2020, L3Harris and its consolidated subsidiaries had approximately $6.8 billion in aggregate principal amount of outstanding long-term debt.

There is no limit on the aggregate principal amount of debt securities we may issue under the Indenture. We may issue additional debt securities under the Indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the Indenture on liens and sale/leaseback transactions described below under “—Covenants,” the Indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction. In addition, the Indenture does not limit our ability to guarantee any indebtedness of our subsidiaries or any other person.

Registration, Transfer and Exchange

Exchange Notes may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

The designated security registrar in the United States for the Exchange Notes is The Bank of New York Mellon Trust Company, N.A., located at 10161 Centurion Parkway N., 2nd Floor, Jacksonville, Florida 32256. The Bank of New York Mellon Trust Company, N.A. maintains an office in the Borough of Manhattan, the City and State of New York, located at 240 Greenwich Street, Floor 7 East, New York, New York 10286.

In the event of any redemption of any series of Exchange Notes, we will not be required to exchange or register the transfer of:

•	any Exchange Notes of that series for a period of 15 days before the day of mailing of the relevant notice of redemption; or
•	any security selected for redemption, in whole or in part, except the unredeemed portion of any security being redeemed in part.

Payment and Paying Agent

We will make payments on the Exchange Notes at the respective times and places and in the manner mentioned in the Indenture and applicable Exchange Note. We will pay interest by wire transfer of immediately available funds to the depository for the Exchange Notes. We will pay principal and interest at maturity or upon redemption in immediately available funds against presentation and surrender of the Exchange Notes. The Trustee will cancel all Exchange Notes when and as paid.

Subject to the requirements of applicable abandoned property laws, the Trustee and paying agent shall pay to us any money held by them for payments on the debt securities that remain unclaimed for two years after the amount became due and payable. After payment to us, holders entitled to the money must look to us for payment as general creditors. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Our paying agent in the United States for the Exchange Notes is The Bank of New York Mellon Trust Company, N.A., located at 10161 Centurion Parkway N., 2nd Floor, Jacksonville, Florida 32256. Our paying agent also maintains an office in the Borough of Manhattan, the City and State of New York, located at 240 Greenwich Street, Floor 7 East, New York, New York 10286.

Optional Redemption

Except as otherwise described below, each series of Exchange Notes will be redeemable in whole at any time or in part from time to time, at our option, prior to the applicable Par Call Date (as defined below), at a redemption price equal to the greater of:

(x)	100% of the principal amount of the Exchange Notes of that series being redeemed; or
(y)	the present value of the remaining scheduled payments of the principal and interest (other than interest accruing to the date of redemption) on the Exchange Notes of that series being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus:
(i)	25 basis points for the Exchange 4.950% 2021 Notes, the Exchange 3.850% 2026 Notes and the Exchange 4.400% 2028 Notes; and
(ii)	20 basis points for the Exchange 3.850% 2023 Notes and the Exchange 3.950% 2024 Notes.

On or after the applicable Par Call Date, each series of Exchange Notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the series of Exchange Notes to be redeemed, plus accrued interest to the date of redemption.

If we elect to redeem any series of Exchange Notes, we will also pay accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of such Exchange Notes being redeemed on the relevant record date to receive interest due on the relevant interest payment date. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

For purposes of the foregoing discussion of the optional redemption feature of the Exchange Notes, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Exchange Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Exchange Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Par Call Date” means, (1) in the case of the Exchange 4.950% 2021 Notes, November 15, 2020, (2) in the case of the Exchange 3.850% 2023 Notes, May 15, 2023, (3) in the case of the Exchange 3.950% 2024 Notes, February 28, 2024, (4) in the case of the Exchange 3.850% 2026 Notes, September 15, 2026, and (5) in the case of the Exchange 4.400% 2028 Notes, March 15, 2028.

“Reference Treasury Dealer” means each of BofA Securities, Inc. and Morgan Stanley & Co. LLC and, in each case, their respective successors, provided, however, that if any of the foregoing ceases to be a primary U.S. government securities dealer in New York City, we will appoint another primary U.S. government securities dealer in New York City as a substitute plus two other primary U.S. government securities dealers in New York City selected by us.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the notes being redeemed.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Independent Investment Banker on the third business day preceding the redemption date.

If we elect to redeem less than all of a series of Exchange Notes, then the Trustee will select the particular Exchange Notes of the series to be redeemed in a manner it deems appropriate and fair; provided, that if the Exchange Notes are represented by one or more global securities, beneficial interests in such notes will be selected for redemption by DTC in accordance with its standard procedures therefor.

Notice of any optional redemption will be delivered to each holder of the Exchange Notes to be redeemed. Notice of such redemption will be delivered at least 30 days but not more than 60 days before the date of redemption. The notice of such redemption will state, among other things, the amount of each series of Exchange Notes to be redeemed, the redemption date, the manner of calculating the redemption price and the place or places that payment will be made upon presentation and surrender of such Exchange Notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Exchange Notes or the portions called for redemption.

Mandatory Redemption

Except as set forth below under “—Repurchase Upon Change of Control Repurchase Event,” we are not required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes.

Repurchase Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs with respect to the Exchange Notes, unless we have previously exercised our right to redeem the Exchange Notes as described above, we will make an offer to each holder of Exchange Notes to repurchase all or any part (in a principal amount of $2,000 or an integral multiple of $1,000 above that amount) of that holder’s Exchange Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Exchange Notes being repurchased plus any accrued and unpaid interest on the Exchange Notes being repurchased to, but not including, the date of repurchase. Within

30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will deliver a notice to each holder of Exchange Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Exchange Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered. The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Exchange Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Exchange Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all Exchange Notes or portions of Exchange Notes (in a principal amount of $2,000 or an integral multiple of $1,000 above that amount) properly tendered pursuant to our offer;
•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Exchange Notes or portions of Exchange Notes properly tendered; and
•	deliver or cause to be delivered to the Trustee the Exchange Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Exchange Notes being repurchased by us.

The paying agent will promptly deliver or arrange for delivery to each holder of Exchange Notes properly tendered the repurchase price for such holder’s Exchange Notes being repurchased, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new note equal in principal amount to any unpurchased portion of any Exchange Notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Exchange Notes properly tendered and not withdrawn under its offer. Notwithstanding anything to the contrary herein, an offer to repurchase the Exchange Notes upon a Change of Control Repurchase Event may be made in advance of such Change of Control Repurchase Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definitions of “Change of Control Repurchase Event” and “Change of Control,” along with the definitions of other terms used with initial capitalized letters in the definition of “Change of Control Repurchase Event” and “Change of Control,” are set forth below for your reference:

“Below Investment Grade Rating Event” means the rating for any series of Exchange Notes is lowered to below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of any series of Exchange Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies as a result of such Change of Control); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;
(2)	the adoption by the holders of our Voting Stock of a plan relating to our liquidation or dissolution;
(3)	the first day during any period of 24 consecutive months on which a majority of the members of our Board of Directors are not Continuing Directors; or
(4)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is our reincorporation in another state and (ii) our shareholders and the number of shares of our Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties or assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors (1) who was a member of such Board of Directors on the date of the issuance of the notes; (2) who was nominated for election or elected to such Board of Directors with the approval of the individuals referred to in clause (1) above constituting at the time of such nomination or election at least a majority of the Board of Directors (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee recommended by the Continuing Directors for election as a director); or (3) whose nomination or election was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such nomination or election at least a majority of the Board of Directors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Covenants

Limitation on Liens. Except as set forth below, so long as any Exchange Notes are outstanding, we will not at any time, directly or indirectly, create, incur, assume or suffer to exist, and we will not suffer or permit any Restricted Subsidiary (as defined below) to create, incur, assume or suffer to exist, except in favor of us or another Restricted Subsidiary, any mortgage, pledge or other lien or encumbrance of or upon any Principal Property (as defined below) or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or of or upon any income or profits therefrom, if after giving effect thereto (but not to any mortgages, pledges, liens or encumbrances described in clauses (1) through (10) below) the aggregate principal amount of indebtedness secured by mortgages, pledges, liens or other encumbrances upon our property and the property of our Restricted Subsidiaries shall be in excess of 5% of Consolidated Net Worth (as defined below), without making effective provision (and we agree that in any such case we will make or cause to be made effective provision) whereby all debt securities under the Indenture then outstanding will be secured by such mortgage, pledge, lien or encumbrance equally and ratably with (or prior to) any and all obligations, indebtedness or claims secured by such mortgage, pledge, lien or encumbrance, so long as any such other obligations, indebtedness or claims shall be so secured.

Nothing in the immediately preceding paragraph or the following clauses (1) through (10) shall be construed to prevent us or any Restricted Subsidiary, without so securing the Exchange Notes, from creating, assuming or suffering to exist the following mortgages, pledges, liens or encumbrances:

(1)	the following mortgages and liens in connection with the acquisition of property: (A) (i) any purchase money mortgage or other purchase money lien on any Principal Property acquired after the date hereof, including conditional sales and other title retention agreements; (ii) any mortgage or other lien on property acquired, constructed or improved created as security for moneys borrowed (at the time of or within 120 days after the purchase, construction or improvement of such property) to provide funds for the purchase, construction or improvement of such property; or (iii) any mortgage or other lien on any property acquired that exists at the time of the acquisition thereof and that was not created in connection with or in contemplation of such acquisition; provided in each case that (x) such mortgage or other lien is limited to such acquired property (and accretions thereto) or, in the case of construction or improvements, any theretofore unimproved real property, and (y) the aggregate amount of the obligations, indebtedness or claims secured by such mortgage or other lien does not exceed the cost to us or such Restricted Subsidiary of such acquired property or the value thereof at the time of acquisition, as determined by our Board of Directors, whichever is lower; (B) any mortgage or other lien created in connection with the refunding, renewal or extension of any obligations, indebtedness or claims secured by a mortgage or lien described in clause (A) that is limited to the same property; provided that the aggregate amount of the obligations, indebtedness or claims secured by such refunding, renewal or extended mortgage or other lien does not exceed the aggregate amount thereof secured by the mortgage or other lien so refunded, renewed or extended and outstanding at the time of such refunding, renewal or extension; or (C) any mortgage or other lien to which property acquired after the date of the Indenture shall be subject at the time of acquisition, if the payment of the indebtedness secured thereby or interest thereon will not become, by assumption or otherwise, a personal obligation of us or a Restricted Subsidiary;
(2)	mechanics’, materialmen’s, carriers’ or other similar liens, and pledges or deposits made in the ordinary course of business to obtain the release of any such liens or the release of property in the possession of a common carrier; good faith deposits in connection with tenders, leases of real estate or bids or contracts (other than contracts for the borrowing of money); pledges or deposits to secure public or statutory obligations; deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; and deposits to secure the payment of taxes, assessments, customs duties or other similar charges;

(3)	any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege or license, or to enable us or a Restricted Subsidiary to maintain self-insurance or to participate in any arrangements established by law to cover any insurance risks or in connection with workers’ compensation, unemployment insurance, old age pensions, social security or similar matters;
(4)	the liens of taxes or assessments not at the time due, or the liens of taxes or assessments already due but the validity of which is being contested in good faith and against which adequate reserves have been established;
(5)	judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;
(6)	easements or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it is held or was acquired;
(7)	leases and landlords’ liens on fixtures and movable property located on premises leased in the ordinary course of business, so long as the rent secured thereby is not in default;
(8)	liens, pledges or deposits made in connection with contracts with or made at the request of any government or any department or agency thereof or made with any prime contractor or subcontractor of any tier in connection with the furnishing of services or property to any government or any department or agency thereof (“Government Contracts”) insofar as such liens, pledges or deposits relate to property manufactured, installed, constructed, acquired or to be supplied by, or property furnished to, us or a Restricted Subsidiary pursuant to, or to enable the performance of, such Government Contracts, or property the manufacture, installation, construction or acquisition of which any government or any department or agency thereof finances or guarantees the financing of, pursuant to, or to enable the performance of, such Government Contracts; or deposits or liens, made pursuant to such Government Contracts, of or upon moneys advanced or paid pursuant to, or in accordance with the provisions of, such Government Contracts, or of or upon any materials or supplies acquired for the purpose of the performance of such Government Contracts; or the assignment or pledge to any person, firm or corporation, to the extent permitted by law, of the right, title and interest of us or a Restricted Subsidiary in and to any Government Contract, or in and to any payments due or to become due thereunder, to secure indebtedness incurred and owing to such person, firm or corporation for funds or other property supplied, constructed or installed for or in connection with the performance by us or such Restricted Subsidiary of our or its obligations under such Government Contract;
(9)	any mortgage or other lien securing indebtedness of a corporation that is our successor to the extent permitted by the covenant described under “— Limitation on Consolidation, Merger and Sale of Assets,” or securing indebtedness of a Restricted Subsidiary outstanding at the time it became a subsidiary (provided that such mortgage or other lien was not created in connection with or in contemplation of the acquisition of such Restricted Subsidiary), and any mortgage or other lien created in connection with the refunding, renewal or extension of such indebtedness that is limited to the same property, provided that the amount of the indebtedness secured by such refunding, renewal or extended mortgage or other lien does not exceed the amount of indebtedness secured by the mortgage or other lien to be refunded, renewed or extended and outstanding at the time of such refunding, renewal or extension; and
(10)	any mortgage or other lien in favor of the U.S. or any state thereof, or political subdivision of the U.S. or any state thereof, or any department, agency or instrumentality of the U.S. or any state thereof or any such political subdivision, to secure indebtedness incurred for the purpose of financing the acquisition, construction or improvement of all or any part of the property subject to such mortgage or other lien, and any mortgage or other lien created in connection with the refunding, renewal or extension of such indebtedness that is limited to the same property, provided that the amount of the indebtedness secured by such refunding, renewal or extended mortgage or other lien does not exceed the amount of indebtedness secured by the mortgage or other lien to be refunded, renewed or extended and outstanding at the time of such refunding, renewal or extension.

Limitation on Sale and Leaseback Transactions. So long as any Exchange Notes are outstanding, we will not, and we will not permit any Restricted Subsidiary to, sell or transfer (other than to us or a wholly-owned Restricted Subsidiary) any Principal Property, whether owned at the date of the Indenture or thereafter acquired, which has been in full operation for more than 120 days prior to such sale or transfer, with the intention of entering into a lease of such Principal Property (except for a lease for a term, including any renewal thereof, of not more than three years), if after giving effect thereto the Attributable Debt (as defined below) in respect of all such sale and leaseback transactions involving Principal Properties shall be in excess of 5% of Consolidated Net Worth.

Notwithstanding the foregoing, we or any Restricted Subsidiary may sell any Principal Property and lease it back if the net proceeds of such sale are at least equal to the fair value of such property as determined by our Board of Directors and, within 120 days of such sale:

•	we redeem (if permitted by the terms of the outstanding Exchange Notes), at the principal amount thereof together with accrued interest to the date fixed for redemption, such outstanding Exchange Notes in an aggregate principal amount equal to such net proceeds;
•	we repay or a Restricted Subsidiary repays other Funded Debt (as defined below) in an aggregate principal amount equal to such net proceeds;
•	we deliver to the Trustee, for cancellation, outstanding Exchange Notes uncancelled and in transferable form, in an aggregate principal amount equal to such net proceeds; or
•	we apply such net proceeds to the purchase of properties, facilities or equipment to be used for general operating purposes.

We think it is also important for you to note that the holders of a majority in principal amount of a series of outstanding Exchange Notes may waive compliance with each of the above covenants with respect to that series.

The following terms are defined in the Indenture:

“Attributable Debt” means, when used with respect to any sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in the term of the lease) of the lessee’s obligation for “net rental payments” during the remaining term of the lease (including any period the lease has been, or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid during such period by the lessee under such lease, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Worth” means our stockholders’ equity and that of our consolidated subsidiaries, as shown on our audited consolidated balance sheet in our latest annual report to our stockholders.

“Funded Debt” means all indebtedness issued, incurred, assumed or guaranteed by us or one of our Restricted Subsidiaries, or for the payment of which we or one of our Restricted Subsidiaries is otherwise primarily or secondarily liable, maturing by its terms more than one year from its date of creation or renewable or refundable at the option of the obligor to a date more than one year from its date of creation.

“Principal Property” means any manufacturing plant located within the U.S. (other than its territories or possessions) and owned or leased by us or any Subsidiary, except any such plant that, in the opinion of our Board of Directors, is not of material importance to the business conducted by us and our Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any of our Subsidiaries that owns or leases a Principal Property. As noted above, the definition of Principal Property does not include foreign facilities.

“Subsidiary” means any corporation of which we, or we and one or more Subsidiaries, directly or indirectly own at the time (i) more than 50% of the outstanding capital stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power in the election of members of the board of directors, managers or trustees of such corporation, and (ii) securities having at such time voting power to elect at least a majority of the members of the board of directors, managers or trustees of such corporation.

Limitation on Consolidation, Merger and Sale of Assets

We may not, in a single transaction or a series of related transactions, consolidate or merge with or into any other person, or sell or transfer all or substantially all our properties and assets to any other person, unless:

•	the person formed by or resulting from any such consolidation or merger, or which has received the transfer of all or substantially all of our property and assets, will assume the due and punctual performance and observance of all of the covenants and conditions to be performed or observed by us under the Indenture; and
•	we, such person or such successor person, as the case may be, immediately after such consolidation, merger, sale or transfer, will not be in default in the performance of any covenant or condition under the Indenture.

In addition, we may not engage in such a consolidation, merger, sale or transfer if, upon such transaction becoming effective, any of our property or assets would become or be subject to any mortgage or other lien (an “additional lien”), other than liens existing thereon prior thereto and certain liens permitted under the covenant described under “— Covenants — Limitation on Liens,” unless (i) prior to such consolidation, merger, sale or transfer, all of the outstanding debt securities under the Indenture shall be directly secured (equally and ratably with any of our other indebtedness then entitled thereto) by a mortgage or other lien ranking prior to such additional lien, in form satisfactory to the Trustee, on all of our property and assets, and accretions thereto, which would, upon such consolidation, merger, sale or transfer, become subject to such additional lien, such mortgage or other lien securing the Exchange Notes to be effective for so long as such property and assets shall remain subject to such additional lien, or (ii) we make effective provision whereby all debt securities under the Indenture outstanding immediately after such consolidation, merger, sale or transfer will be secured directly by a mortgage or other lien in a form satisfactory to the Trustee under the Indenture equally and ratably with (or prior to) any and all obligations, indebtedness and claims secured by such additional lien, upon our property and assets (or the property and assets of the person resulting from or surviving such consolidation or merger, if not us, or the person to which such sale or transfer shall have been made, as the case may be) as are subject to such additional lien, such mortgage or other lien securing the debt securities to be effective for so long as such property and assets shall remain subject to such additional lien.

In the event of any such sale or transfer (other than a transfer by way of lease), we, or any successor person that has become a successor person in the manner described in the Indenture and assumes our obligations under the Indenture and subsequently consummates a permitted sale or transfer (other than a transfer by way of lease), will be discharged from all obligations and covenants under the Indenture and the Exchange Notes.

Events of Default

The Indenture defines an event of default with respect to each series of Exchange Notes as one or more of the following events:

•	we fail to pay interest on any Exchange Notes of that series for a period of 30 days after payment is due;
•	we fail to pay the principal of, or any premium on, any Exchange Notes of that series when due;
•	we fail to comply with any other agreements contained in the Exchange Notes of that series or the Indenture for 90 days after being given notice from the Trustee or after notice has been given to us and the Trustee from the holders of 25% of the outstanding Exchange Notes of such series;
•	certain events involving our bankruptcy, insolvency or reorganization; and
•	we default under any mortgage, indenture or instrument related to any of our indebtedness (other than debt securities of the series) which default either: (i) is caused by a failure to pay when due any principal of such indebtedness the principal amount of which, together with the principal amount of any other such indebtedness under which there is a payment default, aggregates $50 million or more within the grace period provided for in such indebtedness, which failure continues beyond any applicable grace period, or (ii) results in such indebtedness aggregating $50 million or more becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such payment default is not cured or such acceleration is not rescinded or annulled within 10 days after written notice to us by the Trustee or to us and the Trustee by holders of at least 25% in aggregate principal amount of such series of debt securities then outstanding.

An event of default for one series of Exchange Notes is not necessarily an event of default for any other series of Exchange Notes.

The Indenture requires the Trustee to give the holders of a series of Exchange Notes notice of a default for that series within 90 days unless the default is cured or waived. However, the Trustee may withhold the notice if it determines in good faith that doing so is in the interest of those holders. The Trustee may not, however, withhold the notice in the case of a payment default.

If an event of default for any series of Exchange Notes other than an event of default relating to bankruptcy, insolvency or reorganization occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Exchange Notes of that series then outstanding by notice in writing to us (and to the Trustee if given by the holders) may declare the principal amount plus accrued and unpaid interest, if any, of the Exchange Notes of such series to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on the event of default is obtained, the holders of a majority in aggregate principal amount of the Exchange Notes of that series then outstanding, under certain circumstances, may rescind such acceleration if all events of default, other than the nonpayment of principal of the Exchange Notes of that series then outstanding which shall not have become due by their terms, have been cured or waived as provided in the Indenture. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest, if any, on all the Exchange Notes issued under the Indenture will become immediately due and payable without any action on the part of the Trustee or any holder of the Exchange Notes. The same provisions regarding rescission of an acceleration apply to events of default relating to events of bankruptcy, insolvency and reorganization.

A holder of Exchange Notes of any series may pursue a remedy under the Indenture only if:

•	the holder gives the Trustee written notice of a continuing event of default;
•	the holders of at least 25% in aggregate principal amount of that series then outstanding make a written request to the Trustee to pursue the remedy;
•	such holders offer to the Trustee indemnity reasonably satisfactory to the Trustee;
•	the Trustee does not comply with the request within 60 days after receipt of the notice, request and offer of indemnity; and
•	during such reasonable time, the holders of a majority in principal amount of that series then outstanding do not give the Trustee a direction inconsistent with the request.

This provision, however, does not affect the right of a holder of Exchange Notes to sue for enforcement of payment of the principal of or interest on the holder’s Exchange Notes on or after the respective due dates expressed in the Exchange Notes.

The Trustee will be entitled, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified before proceeding to perform any duty or exercise any right or power under the Indenture at the direction of the holders of the Exchange Notes or that requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that a majority in aggregate principal amount of the Exchange Notes of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to that series. The Trustee, however, may refuse to follow any such direction that conflicts with law or the Indenture, or that the Trustee determines in good faith is unduly prejudicial to the rights of other holders or would involve the Trustee in personal liability.

We will file annually with the Trustee a certificate of no default, or specifying any default that exists.

Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification of the Indenture

Together with the Trustee, subject to the conditions and restrictions of the Indenture, we may modify the Indenture without the consent of the holders for one or more of the following purposes:

•	to transfer or pledge to the Trustee any property or assets as security for the Exchange Notes of one or more series or add any guarantee in respect of the Exchange Notes of one or more series;
•	to evidence the succession of another corporation to our company, or successive successions, and the assumptions by the successor corporation of our obligations under the Indenture with respect to any consolidation, merger or sale transaction related to that succession that is permitted under the Indenture;
•	to add to our covenants contained in the Indenture for the benefit of the holders of the Exchange Notes, or to surrender any right or power reserved to or conferred upon us in the Indenture;
•	to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained in the Indenture or in any supplemental indenture, but only if that action does not adversely affect the interests of the holders of the Exchange Notes;
•	to establish the form or terms of debt securities of any series as permitted by the Indenture;
•	to evidence the appointment of, and provide for the acceptance of appointment under the Indenture of, a successor trustee with respect to the Exchange Notes of one or more series, and to add to or change any of the provisions of the Indenture to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;
•	to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended, provided that such modification or amendment does not materially and adversely affect the interests of the holders of the Exchange Notes;
•	to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain U.S. federal tax purposes; and
•	to make such provisions with respect to matters or questions arising under the Indenture as may be necessary or desirable and not inconsistent with such indenture, but only if those other provisions do not adversely affect the interest of the holders of the Exchange Notes.

Together with the Trustee, we also may make modifications and amendments to the Indenture with respect to the Exchange Notes of a series with the consent of not less than the holders of a majority of the aggregate principal amount of the Exchange Notes of that series (including consents obtained in connection with a tender offer or exchange offer for Exchange Notes of that series). However, without the consent of each affected holder, no modification may:

•	extend the fixed maturity of any Exchange Notes;
•	reduce the principal, premium (if any) or rate of interest on any Exchange Notes or the principal amount due upon acceleration of maturity upon an event of default;
•	extend the time of payment of interest on any Exchange Notes;
•	make any Exchange Notes payable in money other than that stated in such Exchange Notes;
•	change the time at which any Exchange Notes may or must be redeemed;
•	reduce the amount of the principal of an original issue discount that would be due and payable upon an acceleration of the maturity of such Exchange Notes or the amount thereof provable in bankruptcy;
•	impair or affect the right to enforce any payment after the stated maturity or redemption date of the applicable Exchange Notes;
•	waive a default or event of default regarding any payment on the applicable Exchange Notes or, if the applicable Exchange Notes provides therefor, waive any right of repayment at the option of the holder of those Exchange Notes; or

•	reduce the percentage of holders of outstanding Exchange Notes of any series required to consent to any modification, amendment or waiver under the Indenture.

Satisfaction and Discharge; Defeasance

The Indenture will cease to be of further effect with respect to the Exchange Notes of any series, except as may otherwise be provided in the Indenture, if we have delivered to the Trustee for cancellation all authenticated Exchange Notes of that series (other than destroyed, lost or stolen Exchange Notes and Exchange Notes for whose payment trust funds have been segregated and held in trust as provided in the Indenture), paid or caused to be paid all other sums payable under the Indenture with respect to the Exchange Notes of that series and have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel (each as defined in the Indenture) stating that the preceding two conditions have been satisfied.

In addition, at any time, we may terminate:

•	our obligations described under “— Covenants” with respect to any series of Exchange Notes; and
•	the requirements described under “— Limitation on Consolidation, Merger and Sale of Assets” with respect to additional liens relating to outstanding Exchange Notes of a series,

if we irrevocably deposit with the Trustee as trust funds, cash or U.S. government securities, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and the interest on the Exchange Notes of that series and all other sums payable by us under the Indenture in connection with the Exchange Notes of that series. This type of a trust may be established only if, among other things, we have delivered to the Trustee an opinion of counsel stating that holders of the Exchange Notes of such series: (i) will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and discharge, and (ii) will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred. If we exercise our covenant defeasance option with respect to a series of Exchange Notes, payment of that series of Exchange Notes may not be accelerated because of an event of default specified in the third “bullet point” under “— Events of Default” with respect to the covenants described under “—Covenants” or our failure to comply with the requirements described under “—Limitation on Consolidation, Merger and Sale of Assets” with respect to additional liens.

These provisions shall not apply to the “Repurchase upon Change of Control Repurchase Event” provision described above after a Change of Control Repurchase Event occurs.

Meetings

The Indenture contains provisions for convening meetings of the holders of Exchange Notes of a series.

A meeting may be called at any time by the Trustee, upon request by us or upon request by the holders of at least 20% of the aggregate principal amount of the outstanding Exchange Notes of the series. In each case, notice will be given to the holders of Exchange Notes of the series, but a meeting without notice will be valid if the holders of all Exchange Notes of the series are present in person or by proxy and if we and the Trustee are present or waive notice.

If the Exchange Notes are represented by one or more global securities, beneficial interests voting will be in accordance with DTC’s customary procedures using an Omnibus Proxy as described below under “— Book-Entry System – The Depository Trust Company.”

Replacement of Securities

We will replace Exchange Notes that have been mutilated, but you will have to pay for the replacement and will first have to surrender the mutilated security to the security registrar. Exchange Notes that become destroyed, stolen or lost will only be replaced by us, again at your expense, upon your providing evidence of destruction, loss or theft which we and the security registrar are willing to accept. We may also require you, as the holder of the security, to indemnify the security registrar and us before we issue any replacement security.

Governing Law

New York State law governs the Indenture and will govern the Exchange Notes.

Book-Entry System

The following description of the operations of DTC, Clearstream and Euroclear, are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and subject to changes by them. We urge investors to contact these systems or their participants to discuss these matters directly with them.

DTC, New York, New York, will act as securities depositary for the Exchange Notes. The Exchange Notes will be issued as registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Subject to any requirement of DTC to issue multiple certificates, one registered security certificate will be issued for each series of Exchange Notes, in the aggregate principal amount of such issue, and will be deposited with DTC. Investors may elect to hold interests through either DTC (in the United States) or Clearstream or Euroclear (outside of the United States) if they are participants in these systems, or indirectly through organizations which are participants in these systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which in turn will hold these interests in customers’ securities accounts in the names of their respective U.S. depositaries on the books of DTC.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any Exchange Notes through DTC and investors who hold or will hold any Exchange Notes through Euroclear or Clearstream will be effected in DTC through the respective U.S. depositaries of Euroclear and Clearstream.

The Depository Trust Company.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of other securities transactions in deposited securities, through electronic computerized book- entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries, which include banks, brokers, dealers, mutual funds and other financial institutions. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The rules applicable to DTC and its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The information contained on that website is not incorporated into this prospectus.

Purchases of Exchange Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Exchange Notes on DTC’s records. The ownership interest of each actual purchaser of each Exchange Note (a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Exchange Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Exchange Notes except in the event that use of the book-entry system for the Exchange Notes is discontinued.

Transfers of beneficial interests in Exchange Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants, which may change from time to time.

To facilitate subsequent transfers, all Exchange Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Exchange Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Exchange Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Exchange Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any of the Exchange Notes unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the applicable notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal, interest and premium payments, if any, on the Exchange Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information from us on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payment of principal, interest and premiums, if any, on the Exchange Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depositary with respect to the Exchange Notes at any time by giving reasonable notice to us. If: (1) DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days; (2) we, in our sole discretion and subject to DTC’s procedures, determine not to have the Exchange Notes represented by one or more global securities; or (3) an event of default with respect to any series of Exchange Notes has occurred and is continuing, we will issue individual notes in exchange for the global security or securities representing the applicable notes. Individual notes will be issued in denominations of $2,000 or integral multiples of $1,000 above that amount.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Exchange Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator.

Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (the “Euroclear Terms and Conditions”) and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;
•	withdrawal of securities and cash from Euroclear; and
•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the Exchange Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. depositary for the Euroclear Operator.

The information in this section concerning DTC, Clearstream and Euroclear and their book-entry systems has been obtained from sources that we believe to be reliable. None of L3Harris, the Trustee, the Exchange Agent, or any of their respective affiliates are responsible for the accuracy or completeness of this information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Original Notes for registered Exchange Notes pursuant to the Exchange Offers, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offers. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations. We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks and certain other financial institutions, partnerships and other pass-through entities, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding the Exchange Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or the effects of any other U.S. federal tax laws, including the gift and estate tax and the Medicare tax.

The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offers (described under “The Exchange Offers”) will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize any taxable gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offers, your holding period for an Exchange Note will include the holding period of the Original Note exchanged therefor, your adjusted tax basis in an Exchange Note will be the same as the adjusted tax basis in the Original Note immediately before such exchange, and all of the U.S. federal income tax considerations associated with owning an Original Note will continue to apply to the Exchange Note received in exchange therefor.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of ERISA and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the Exchange Notes or a particular investor, and should not be construed as legal advice. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to the acquisition of Exchange Notes.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”), on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan in the Exchange Notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan should consider whether an investment in the

Exchange Notes satisfies these requirements. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management of disposition of the assets of a Plan, or who renders investment advice for a fee or other compensation to such Plan, is generally considered to be a fiduciary of the Plan.

An investor who is considering acquiring the Exchange Notes with the assets of a Plan must consider whether the holding of the Exchange Notes will constitute or result in a non-exempt prohibited transaction. ERISA and Sections 4975 of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the Exchange Notes) or extensions of credit between a Plan and a party in interest or disqualified person. In addition, ERISA and Section 4975 of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on fiduciary self-dealing discussed above. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition or holding of the Exchange Notes. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA, a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens are not subject to Title I of ERISA or Section 4975 of the Code (each, a “non-ERISA Plan”). Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above.

Although a non-ERISA Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a non-ERISA Plan should consider whether investing in the Exchange Notes satisfies the requirements, if any, under any applicable Similar Law.

The Exchange Notes may be acquired by a Plan, a non-ERISA Plan or an entity whose underlying assets include the assets of a Plan or a non-ERISA Plan, but only if the holding of the Exchange Notes will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any acquirer of the Exchange Notes will be deemed to represent and warrant to us and the Trustee that (i) no portion of the assets used by such acquirer to acquire the Exchange Notes constitutes assets of any employee benefit plan that is subject to Title I of ERISA, plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or Similar Laws, or entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement or (ii) the acquisition and holding of the Exchange Notes by such holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws. Any purported transfer of the Exchange Notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

The Exchange Offers are not a representation by us that an acquisition of the Exchange Notes meets any or all legal requirements applicable to investments by Plans, non-ERISA Plans or entities whose underlying assets include the assets of a Plan or a non-ERISA Plan or that such an investment is appropriate for any particular Plan, non-ERISA Plan or entity whose underlying assets include the assets of a Plan or a non-ERISA Plan.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us) and that will be a beneficial owner (as defined in Rule 13d-3 under the Securities Act) of Exchange Notes to be received by such broker-dealer in the Exchange Offers, may exchange such Original Notes pursuant to the Exchange Offers. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by such broker-dealer in the Exchange Offers. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offers and any broker-dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. By delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offers, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Original Notes, including any broker-dealers, against certain liabilities incurred in connection with the Exchange Offers, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the Exchange Offers will be passed upon for us by Holland & Knight LLP, Tampa, Florida.

EXPERTS

The consolidated financial statements of L3Harris appearing in L3Harris’ Transition Report on Form 10-KT for the transition period from June 29, 2019 to January 3, 2020, and the effectiveness of L3Harris’ internal control over financial reporting as of January 3, 2020 (excluding the internal control over financial reporting of L3 Technologies, Inc.), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of L3Harris’ internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of L3 Technologies, Inc. from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of L3 Technologies, Inc. incorporated in this Form S-4 by reference to L3Harris’ Current Report on Form 8-K dated June 28, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.